Exhibit 4.1

FIFTEENTH SUPPLEMENTAL INDENTURE

FIFTEENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 6, 2019, among SPRINT COMMUNICATIONS, INC. (formerly known as Sprint Nextel Corporation), a corporation duly organized and existing under the laws of the State of Kansas (the “Company”), PRWIRELESS PR, LLC, a Delaware limited liability company, PRWIRELESS HOLDCO, LLC, a Delaware limited liability company, SPRINT PR LLC, a Delaware limited liability company, and SPRINT PR SPECTRUM LLC, a Delaware limited liability company (collectively, the “New Guarantors”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have duly executed and delivered that certain Senior Notes Indenture, dated as of November 20, 2006 (the “Base Indenture” and, as amended, supplemented or otherwise modified to the date hereof with respect to the Notes (as defined below), the “Indenture”), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness, to be issued in one or more series;

WHEREAS, the Company, the Subsidiary Guarantors (as defined in the Fourth Supplemental Indenture (as defined below)) (as applicable), Sprint Corporation, a Delaware corporation and parent of the Company (the “Parent Guarantor”) (as applicable), and the Trustee have duly executed and delivered the (i) Fourth Supplemental Indenture, dated as of March 1, 2012, pursuant to which $1,000,000,000 aggregate principal amount of 7.000% Guaranteed Notes due 2020 (the “Notes”) were issued and are outstanding on the date hereof (the “Fourth Supplemental Indenture”) (ii) Seventh Supplemental Indenture, dated as of November 20, 2012, pursuant to which the definition of “Change of Control” in certain supplemental indentures to the Indenture, including the Fourth Supplemental Indenture, was modified, (iii) Eighth Supplemental Indenture, dated as of September 11, 2013, pursuant to which the Parent Guarantor provided an irrevocable and unconditional guarantee in respect of the Notes, (iv) Ninth Supplemental Indenture, dated as of June 26, 2014, pursuant to which the New Guarantors (as defined therein) provided irrevocable and unconditional guarantees in respect of the Notes, (v) Tenth Supplemental Indenture, dated as of August 9, 2016, pursuant to which the New Guarantor (as defined therein) provided an irrevocable and unconditional guarantee in respect of the Notes, (vi) Eleventh Supplemental Indenture, dated as of November 16, 2016, pursuant to which the New Guarantors (as defined therein) provided irrevocable and unconditional guarantees in respect of the Notes, (vii) Twelfth Supplemental Indenture, dated as of June 30, 2017, pursuant to which the New Guarantor (as defined therein) provided an irrevocable and unconditional guarantee in respect of the Notes, and (viii) Fourteenth Supplemental Indenture, dated as of June 7, 2019, pursuant to which certain amendments to the optional redemption provisions and related definitions in the Fourth Supplemental Indenture and the Global Notes representing the Notes were made, which govern the terms of the Notes;

WHEREAS, the parties wish to provide that each of the New Guarantors will provide an irrevocable and unconditional guarantee in respect of the Notes under the Indenture;

WHEREAS, the guarantee of each of the New Guarantors constitutes a benefit to such New Guarantor and will be in furtherance of the limited liability company purposes of such New Guarantor or necessary or convenient to the conduct, promotion or attainment of the business of such New Guarantor and, accordingly, in consideration therefore, each of the New Guarantors is willing to guarantee the Notes on the terms set forth herein; and

WHEREAS, pursuant to Section 901(14) of the Base Indenture, as amended pursuant to Section 5.03 of the Fourth Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of the Holders (as defined in the Indenture) of the Notes to add a guarantee to the Notes.

WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, the Company has duly determined to execute and deliver to the Trustee this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises, the covenants and other agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby confirmed, the Company, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Trustee and the Holders of the Notes as follows:

ARTICLE ONE
GUARANTEES OF NEW GUARANTORS

Section 1.01 Agreement to Guarantee. Each of the New Guarantors hereby agrees to irrevocably and unconditionally guarantee, on a senior subordinated unsecured basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, all payment obligations of the Company under the Notes for the payment of principal of, premium, if any, and interest on the Notes, and all other amounts payable by the Company to the Trustee and the Holders of the Notes under the Notes, the Indenture and this Supplemental Indenture (each, a “Guarantee”). Each Guarantee is limited to the maximum amount that can be guaranteed by law or without resulting in the Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally. Each Guarantee shall be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect) pursuant to Section 4.04 of the Fourth Supplemental Indenture or the satisfaction and discharge of the obligations of the Company with respect to the Notes pursuant to Article IV of the Base Indenture, each in compliance with the Indenture. For the avoidance of doubt (other than as expressly provided in the Indenture), nothing in this Supplemental Indenture shall prevent any New Guarantor from merging with and into the Company, or the Company from merging with and into any New Guarantor, and in such event the Guarantee of such New Guarantor shall terminate and the surviving entity shall remain the primary obligor under the Notes, the Indenture and this Supplemental Indenture. Each of the New Guarantors shall be subrogated to all rights of the Holders of the Notes against the Company in respect of any amounts paid by such New Guarantor pursuant to its Guarantee; provided, however, that such New Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, premium, if any, and interest on all Notes shall have been paid in full or payment thereof shall have been provided for in accordance with the provisions of the Indenture.

Section 1.02 No Personal Liability of Directors, Officers, Employees and Members of the New Guarantor. No member, officer or employee of any New Guarantor, as such, shall have any liability for any obligations of the Company, such New Guarantor or any guarantor under the Notes, any guarantees under the Notes, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability.

ARTICLE TWO
MISCELLANEOUS PROVISIONS

Section 2.01 Effect of Supplemental Indenture; Conflicts with Indenture. This Supplemental Indenture is executed by the Company and the Trustee upon the Company’s request, pursuant to the provisions of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Supplemental Indenture are inconsistent with, or conflict with, the terms of the Indenture, the terms of this Supplemental Indenture shall govern.

Section 2.02 Counterparts. This Supplemental Indenture may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.03 Trustee. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture or the due authorization and execution hereof by the Company.

Section 2.04 Headings. The Article and Section headings contained herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 2.05 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

SPRINT COMMUNICATIONS, INC.

By: /s/ Jud Henry
Name: Jud Henry
Title: Vice President and Treasurer

PRWIRELESS PR, LLC

By: /s/ Jud Henry
Name: Jud Henry
Title: Vice President and Treasurer

PRWIRELESS HOLDCO, LLC

By: /s/ Jud Henry
Name: Jud Henry
Title: Vice President and Treasurer

SPRINT PR LLC

By: /s/ Jud Henry
Name: Jud Henry
Title: Vice President and Treasurer

SPRINT PR SPECTRUM LLC

By: /s/ Jud Henry
Name: Jud Henry
Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By: /s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

Signature Page to Fifteenth Supplemental Indenture